Exhibit 23.3

CONSENT OF MILLER AND LENTS, LTD.

We consent to the references to us and to estimates of reserves contained in “Part I, Item 1 and 2. Business and Properties - Natural Gas and Oil Reserves” in this Annual Report on Form 10-K of The Houston Exploration Company for the year ended December 31, 2004 and in Houston Exploration’s previously filed Registration Statements (and any prospectus supplement thereto) with file numbers as follows: (i) 333-78843 dated May 20, 1999, 333-113659 dated March 16, 2004 and 333-120000 dated December 3, 2004, on Form S-3; (ii) 333-106836 dated December 4, 2003, on Form 4; and (iii) 333-36977 dated October 1, 1997, 333-47370 dated October 5, 2000, 333-59698 dated April 27, 2001, 333-75264 dated December 17, 2001, 333-99799 dated September 19, 2002 and 333-117789 dated July 30, 2004, on Form S-8.

MILLER AND LENTS, LTD.
/s/ Christopher A. Butta
Christopher A. Butta
Senior Vice President

Houston, Texas
February 21, 2005